AllianceBernstein Global Thematic Growth Fund, Inc.
811-03131

77.M0  Mergers

AllianceBernstein Global Technology Fund, Inc. (Tech Fund)
AllianceBernstein Global Health Care Fund, Inc. (Health Care)


Forms of Resolutions for Adoption at
Regular Meetings of Board of Directors
August 5-7, 2008

Tech Fund

Acquisition of Assets of Health Care by Tech Fund

      RESOLVED, that the form and provisions of the Agreement and Plan of Acquisition and Liquidation (the Plan) between AllianceBernstein Global Health Care Fund, Inc. and AllianceBernstein Global Technology Fund, Inc. (to be renamed AllianceBernstein Global Thematic Growth Fund, Inc., and together with Health Care, the constituent parties), governing the proposed acquisition of the assets of Health Care by Tech Fund, the form of which was presented to, and is directed to be filed with the minutes of, this Meeting are hereby declared advisable, authorized, and approved, and that the Chairman, the President, any Vice President and the Secretary or Assistant Secretary is hereby authorized and instructed in the name and on behalf of Tech Fund to execute and deliver to Health Care the Plan substantially in the form presented to and filed with the minutes of the Meeting, with such changes as the officers implementing the same shall in their discretion determine to be necessary, convenient or appropriate to carry the Plan into effect, such determination and this Boards authorization thereof to be conclusively demonstrated by their affixing their signatures thereto;
      RESOLVED, that, on the basis of the materials reviewed and the matters discussed at this Meeting and in preparation for this Meeting, the Directors hereby determine, pursuant to the requirements of Rule 17a-8 under the Act, that (i) participation in the transactions contemplated by the Plan is in the best interests of Tech Fund and
(ii) the interests of the existing stockholders of Tech Fund will not be diluted as a result of its effecting such transactions, having taken into account the respective investment objectives and policies of the constituent parties, the fees and expenses to be borne by the constituent parties in connection with the transactions contemplated by the Plan, the current portfolio composition of the constituent parties, the realized and unrealized gains and losses of and tax loss carryforwards of the constituent parties, federal income tax consequences of the acquisition to Tech Fund and its stockholders, any tax benefits available to any of the constituent parties, the average stockholders account size, and other relevant factors;
         RESOLVED, that, in connection with the transactions contemplated by the Plan, the amount of the unreimbursed distribution expenses that ABI had incurred for Health Care but had not been reimbursed under the Health Cares Rule 12b-1 Plan, existing at the time of the closing of the transactions contemplated in the Plan, may be defrayed from future fees paid to ABI under the Rule 12b-1
Plan of Tech Fund;
         RESOLVED, that the Secretary of Tech Fund is hereby authorized and directed, in the name and on behalf of Tech Fund, to prepare and file or cause to be filed press releases and prospectus supplements or post-effective amendments to Tech Funds registration statement, as deemed necessary or appropriate, in connection with the transactions contemplated by these resolutions;
Registration Statement on Form N-14
      RESOLVED, that the filing with the Commission of a Registration Statement on Form N-14 for purposes of registering the shares of common stock of Tech Fund to be issued pursuant to the Plan is hereby approved and that each of the appropriate officers or Directors of Tech Fund is hereby authorized and directed to prepare, execute and file with the Commission the Registration Statement on Form N-14, including any and all amendments thereof and supplements thereto, to be in such form as the officer or Director executing the same shall approve, such approval to be conclusively evidenced by his or her execution thereof;
Issuance of Shares of Common Stock
      RESOLVED, that a sufficient number of shares of the authorized but unissued common stock of Tech Fund shall be and hereby is reserved for issuance upon the closing of the transactions contemplated in the Plan and that the issuance of shares of common stock of Tech Fund as contemplated in the Plan is hereby authorized, on the conditions that the actual value of the consideration to be received by Tech Fund for such shares will have a value in the aggregate equal to the net assets of Health Care and that when such shares are issued pursuant to the Plan, they will be validly issued, fully paid and non-assessable;
      RESOLVED, that the appropriate officers of Tech Fund be, and each of them hereby is, authorized and empowered in the name and on behalf of Tech Fund to take such action as may be necessary to cause the shares of common stock of Tech Fund to be issued pursuant to the Plan; General Authorization
      RESOLVED, that the corporate seal of Tech Fund may be affixed to any instrument or document executed pursuant to the foregoing resolutions; and
      RESOLVED, that in addition to and without limiting the foregoing, the officers of Tech Fund be, and each of them hereby is, authorized and empowered, in the name and on behalf of Tech Fund, to make all such arrangements, to do and perform all such acts and things, as they may deem necessary or appropriate in order to effectuate fully the purpose of each and all of the foregoing resolutions.

Ablegal/agtgf/Item 77.M0 for nsar 3-09






ablegal -  1516590 v1